Exhibit 10.7
Jazz Pharmaceuticals plc
2011 Equity Incentive Plan
U.S. Option Grant Notice
Jazz Pharmaceuticals plc (the “Company”), pursuant to its 2011 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of Ordinary Shares specified and on the terms set forth below. This option is subject to all of the terms and conditions as set forth in this U.S. Option Grant Notice (the “Grant Notice”) and in the U.S. Option Agreement (the “Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety.

Optionholder:
Option #:
Date of Grant:
Vesting Commencement Date:
Number of Ordinary Shares Subject to Option:
Exercise Price (Per Ordinary Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option[1] ☐ Nonstatutory Stock Option
Vesting Schedule:

Payment:	By one or a combination of the following items (described in the Agreement):

☒	By cash, check, bank draft or money order payable to the Company

☒	Pursuant to a Regulation T Program if the Ordinary Shares are publicly traded

☐	By delivery of already-owned Ordinary Shares if the Ordinary Shares are publicly traded

☒	If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company's consent at the time of exercise, by a "net exercise" arrangement

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of Ordinary Shares and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, (ii) any other specific written agreement between Optionholder and the Company and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this option, Optionholder consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
__________________
1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Jazz Pharmaceuticals PLC		Optionholder
By:
	Signature	Signature
Title:		Date:
Date:
Attachments:    U.S. Option Agreement and 2011 Equity Incentive Plan
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Based on the form of U.S. Option Grant Notice for the 2011 Equity Incentive Plan as approved by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on July 31, 2013.

Attachment I
U.S. Option Agreement
Jazz Pharmaceuticals plc
2011 Equity Incentive Plan
U.S. Option Agreement
(Incentive Stock Option or Nonstatutory Stock Option)
Pursuant to your U.S. Option Grant Notice (the “Grant Notice”) and this U.S. Option Agreement (the “Agreement”), Jazz Pharmaceuticals plc (the “Company”) has granted you an option under its 2011 Equity Incentive Plan (the “Plan”) to purchase the number of Ordinary Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Except as otherwise explicitly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the Plan, the terms of the Plan shall control. Capitalized terms not explicitly defined in the Grant Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:
1.Vesting. Subject to Section 10 and the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
2.Number of Shares and Exercise Price. The number of Ordinary Shares subject to your option and your exercise price per Ordinary Share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.
3.Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).
4.Method of Payment. You must pay the full amount of the exercise price for the Ordinary Shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company (subject to Section 5) or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)Provided that at the time of exercise the Ordinary Shares are publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Ordinary Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”
(b)Provided that at the time of exercise the Ordinary Shares are publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned Ordinary Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such Ordinary Shares in a form approved by the Company. You may not exercise your option by delivery to the Company of Ordinary Shares if doing so would violate the provisions of any law, regulation or agreement applicable to the or restricting the redemption of the Ordinary Shares.
(c)If this option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issued upon exercise of your option by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Ordinary Shares will no longer be outstanding under your option and will not be exercisable thereafter if those Ordinary Shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.
5.Payment of Par (Nominal) Value. To the extent that any Ordinary Shares issued upon exercise of your option are newly issued Ordinary Shares, you must pay in cash or by check, bank draft or money order payable to the Company an amount equal to the par value of such number of newly issued Ordinary Shares (rounded up to the nearest whole cent).
6.Whole Shares. You may exercise your option only for whole Ordinary Shares.
7.Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the Ordinary Shares issuable upon such exercise are then registered under the Securities Act or, if such Ordinary Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations. The Company shall have no liability to you should your option expire unexercised as a result of the Company’s determination that the exercise of your option does not comply with the applicable laws and regulations governing the option or that the exercise is not in material compliance with such laws and regulations.
8.Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:
(a)three (3) months after the termination of your Continuous Service for any reason other than Cause or your Disability or death (except as otherwise provided in Section 8(c) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;
(b)twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(c) below);
(c)eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;
(d)five (5) days following the termination of your Continuous Service for Cause;
(e)the Expiration Date indicated in your Grant Notice; or
(f)the day before the tenth (10th) anniversary of the Date of Grant.
If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.
9.Exercise.
(a)You may exercise the vested portion of your option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.
(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option or (ii) the disposition of Ordinary Shares acquired upon such exercise.
(c)If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Ordinary Shares issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such Ordinary Shares are transferred upon exercise of your option.
10.Change in Control.

(a)If your Continuous Service terminates either within twelve (12) months following or one (1) month prior to the effective date of a Change in Control due to an Involuntary Termination Without Cause, the vesting and exercisability of your option shall be accelerated in full.
(b)For purposes of this Agreement, “Involuntary Termination Without Cause” means the involuntary termination of your Continuous Service for reasons other than death, Disability, or Cause. Any determination by the Company (or an Affiliate, if applicable) that your Continuous Service was terminated with or without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or an Affiliate or you for any other purpose.
11.Parachute Payments.
(a)If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you.
(b)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change in Control or similar transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
(c)The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.
12.Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In addition, if permitted by the Company you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust, provided that you and the trustee enter into a transfer and other agreements required by the Company.

13.Option Not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment and shall not in any way restrict the Company or an Affiliate to terminate your Continuous Service or employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
14.Tax Withholding Obligations.
(a)At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.
(b)If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Ordinary Shares otherwise issuable to you upon the exercise of your option a number of whole Ordinary Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
(c)You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such Ordinary Shares or release such Ordinary Shares from any escrow provided for herein unless such obligations are satisfied.
15.Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per Ordinary Share specified in the Grant Notice is at least equal to the “fair market value” per Ordinary Share on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.
16.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Ordinary Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
17.Governing Law and Venue. The option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to its conflict of law provisions.

For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
18.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.Notices; Electronic Delivery. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
20.Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Except as otherwise explicitly provided herein, in the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.
21.Amendment. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the option and on any Ordinary Shares purchased upon exercise of the option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
24.Insider Trading / Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
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By signing the U.S. Option Grant Notice to which this U.S. Option Agreement is attached, you shall be deemed to have signed and agreed to the terms and conditions of this U.S. Option Agreement.
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Based on the form of U.S. Option Agreement for the 2011 Equity Incentive Plan as approved by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on July 31, 2013.

Attachment II
Jazz Pharmaceuticals plc
2011 Equity Incentive Plan